Exhibit 10.7

CPI HOLDINGS I, INC.

AMENDED AND RESTATED

2007 STOCK OPTION PLAN

[Conformed Copy, as Amended through September 28, 2015]

CPI HOLDINGS I, INC. AMENDED AND RESTATED 2007 STOCK OPTION PLAN

Article 1.                                            Establishment, Objectives and Duration

1.1                               Establishment of the Plan.  CPI Holdings I, Inc., a Delaware corporation, has adopted this “CPI Holdings I, Inc. Amended and Restated 2007 Stock Option Plan.”  Capitalized terms will have the meanings given to them in Article 2.  The Plan permits the grant of nonqualified stock options that are not intended to meet the requirements of Code Section 422.

1.2                               Objectives of the Plan.  The Plan’s purpose is to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link Participants’ interests to those of the Company’s stockholders; to give Participants an incentive for excellence in individual performance; and to give the Company a significant advantage in attracting and retaining key employees, directors and consultants.

1.3                               Effective Date and Term of the Plan.  The Plan will be effective October 26, 2007.  The Board may make Awards and issue Shares under the Plan at any time after the Plan’s Effective Date and before the date fixed herein for termination of the Plan.  The Plan will terminate upon the earliest of (i) the tenth anniversary of the Effective Date, (ii) the date on which all Shares available for issuance under the Plan have been issued pursuant to the exercise of Options under the Plan, or (iii) the date specified by action of the Board.  Upon such Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Award Agreement evidencing such Award.

Article 2.                                            Definitions

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word will be capitalized:

“Affiliate” means any Person that (directly or indirectly) is controlled by, controls or is under common control with the Company.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Options.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

“Base Rate” means an interest rate equal to the prime interest rate announced by J.P. Morgan Chase Bank on the first day of each calendar year.  When the Base Rate is used to compute interest hereunder, such Base Rate will be the Base Rate in effect for the calendar month during which interest first accrues, and will be subsequently adjusted to the then-current Base Rate at each anniversary of such initial interest accrual.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means the Participant’s (i) conviction of (or plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) embezzlement, or misappropriation of property of any Company Party, or any other act involving fraud with respect to any Company Party; (iii) other material breach by the Participant of any agreement relating to the Participant’s employment with any Company Party which is not cured within ten (10) days after notice of such breach to the Participant; (iv) gross or willful misconduct that is injurious to any Company Party or (v) repeated failure, after written notice to the Participant, to follow the reasonable directives of a supervisor or the Board.

“Change in Control” means either (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (other than a collateral assignment by the Company of such assets to any lender as security for the Company’s obligations to such lender), or (ii) a transaction or series of transactions (including by way of merger, consolidation, sale of stock, recapitalization or otherwise) the result of which is that the beneficial owners (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act) of the securities of the Company immediately prior to the transaction no longer own, directly or indirectly, an equity interest in the Company that represents at least fifty percent (50%) of the Company’s outstanding Shares, or at least fifty percent (50%) of the equity interests of an entity that is a successor to the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee designated by the Board to administer the Plan pursuant to Article 3 hereof or, if no such committee has been designated, the Board.

“Common Stock” means the Company’s common stock, $0.001 par value per share, and any successor securities thereto, including pursuant to a stock dividend, a stock split, reclassification or like action, or pursuant to an exchange (including a merger).

“Company” means CPI Holdings I, Inc., a Delaware corporation, and any successor thereto as provided in Article 12.

“Company Parties” means, collectively and without duplication, the Company and any of its Affiliates.

“Consultant” means a consultant, advisor or other independent service provider engaged by a Company Party to render services to any of the Company Parties and who is not a Director or an Employee.

“Designated Beneficiary” means the Person or Persons the Participant designates (who may be designated contingently or successively) from time to time on a signed form prescribed by the Board, filed with the Company during the Participant’s lifetime, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan.  Each beneficiary designation will revoke all prior designations by the same Participant.  If the Participant has not designated a beneficiary under the Plan, or if the Participant’s Designated Beneficiary is not living on the relevant date hereunder, the Company will treat the Participant’s estate as the Designated Beneficiary.

“Director” means any individual who is a member of the board of directors of any Company Party.

“Distribution Account” means a bookkeeping account maintained by the Company that reflects the Redemption Value of a Participant’s vested and exercisable Options, with respect to which the Company exercised a Redemption Right or which have been converted to a Distribution Account upon a Participant’s termination of Service.

“Effective Date” means October 26, 2007.

“Employee” means a person employed by any Company Party in a common law employee-employer relationship.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Price” means the price at which a Participant may purchase a Share pursuant to an Option.

“Fair Market Value” means on any date, as it relates to Share (i) for purposes of determining the value of a Share upon or after a Participant’s termination of service including, but not limited to, using Shares to pay Exercise Price and related withholding taxes under Sections 6.6 or 11.2, determining Redemption Value upon the Company’s exercise of its Redemption Right under Article 7, and determining the value of Share under Section 8, an amount equal to the product of: a multiple of EBITDA at such time plus cash and cash equivalents of the Company and the Subsidiaries as of such time minus the amount of indebtedness of the Company and the Subsidiaries as of such date and the aggregate Liquidation Preference for all of the then outstanding Shares of Series A Preferred Stock divided by the fully-diluted amount of Common Stock outstanding as of the time of such calculation or (ii) for all other purposes of the Plan, the value determined by any means determined fair and reasonable by the Board, which determination shall be final and binding on all parties.  For purposes of clause (i), the multiple of EBITDA used for purposes of the determining Fair Market Value will initially equal 7.25 and may be adjusted from time to time by the Board.

“Fiscal Year” means the 12-consecutive month period coinciding with the calendar year, which is the Company’s fiscal year.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Liquidation Preference” has the meaning set forth in the Stockholders Agreement.

“Option” means an option to purchase Shares granted under Article 6.

“Owned Shares” means Shares that a Participant has acquired through the exercise of an Option, in accordance with Article 6, and the terms of any Award Agreement.

“Participant” means a person selected by the Board to receive an Award under the Plan, pursuant to Section 5.2, or who has an outstanding Award granted under the Plan.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company or partnership, association, joint stock company, trust, joint venture, unincorporated organization, or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Plan” means the CPI Holdings I, Inc. Amended and Restated 2007 Stock Option Plan, as set forth in this document, as from time to time amended.

“Promote Shares” has the meaning set forth in the Stockholders Agreement.

“Public Offering” means a public offering of Common Stock (or the securities of any successor to the Company) pursuant to an effective registration statement under the Securities Act.

“Redemption Value” means the amount the Company will pay to the Participant in redemption of the Participant’s vested and unexercised Options, following the Participant’s termination of Service or the Company’s exercise of its Redemption Right pursuant to Article 7.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor act thereto.

“Series A Preferred Stock” has the meaning set forth in the Stockholders Agreement.

“Service” means the provision of services in the capacity of (i) an Employee, (ii) Director, or (iii) a Consultant.

“Settlement Date” means a date within 30 days after the last day of the month in which the Company exercises its Redemption Right or the date on which Options are converted to a Distribution Account.

“Shares” means the shares of Common Stock or any securities convertible into Common Stock.

“Stockholders Agreement” means the Stockholders Agreement of the Company dated June 28, 2007, as amended, restated or replaced from time to time.

Article 3.                                            Administration.

3.1                               The Board, or a Committee designated by the Board, will administer the Plan. The Board may designate a Committee consisting of not less than two members of the Board to administer the Plan.

3.2                               Except as limited by law and subject to the provisions of this Plan, the Board will have full power to: (i) select eligible persons to participate in the Plan; (ii) determine the sizes and types of Awards; (iii) determine the terms and conditions of Awards in a manner consistent with the Plan; (iv) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (v) establish, amend or waive rules and regulations for the Plan’s administration;

(vi) specify the Exercise Price; and (vii) subject to the provisions of Article 10, amend the Plan or the terms and conditions of any outstanding Award to the extent the terms are within the Board’s discretion under in the Plan.  Further, the Board will make all other determinations that may be necessary or advisable to administer the Plan.

3.3                               It is the Company’s intent that Awards are not to be treated as deferred compensation under Code Section 409A (or any regulations or other guidance promulgated thereunder) and that any ambiguities in construction be interpreted in order to effectuate such intent.  Awards under the Plan shall contain such terms as the Board determines are appropriate to avoid the application of Code Section 409A.  In the event that, after the issuance of an Award under the Plan, Code Section 409A or regulations thereunder are issued or amended, or the Internal Revenue Service or Treasury Department issues additional guidance interpreting Code Section 409A, the Board may (but shall have no obligation to do so) amend or modify the terms of any such previously issued Award to the extent the Board determines that such amendment or modification is necessary to avoid the application of, or to comply with, Code Section 409A.

3.4                               Decisions Binding.  All determinations and decisions made by the Board pursuant to the provisions of the Plan will be final, conclusive and binding on all Persons, including, without limitation, the Company, its stockholders, its Board of Directors, all Affiliates, Employees, Participants and their estates and beneficiaries.

Article 4.                                            Shares Subject to the Plan and Maximum Awards

4.1                               Number of Shares Available for Grants.  Subject to adjustment as provided in Section 4.3, no more than 2,090,000 Shares may be subject to Awards under the Plan (reflecting the Company’s 22 to 1 stock split effected on September 3, 2015). No Awards may be granted under the Plan following the completion of a sale of the Company’s Shares pursuant to a Public Offering.

4.2                               Lapsed Awards.  If any Award granted under this Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to the Award will again be available for the grant of an Award under the Plan.  Any Shares underlying an Option that is surrendered by a Participant in a cashless exercise transaction will again be available for the grant of an Award under the Plan.

4.3                               Adjustments in Authorized Shares.  If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a sale of the Company’s Shares or other equity pursuant to a Public Offering, or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Board will substitute for or add to each Option or Share previously appropriated, later subject to, or which may become subject to, an Award, the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be.

Article 5.                                            Eligibility and Participation

5.1                               Eligibility.  The following persons are eligible to receive Awards under this Plan: (a) any Employee; (b) any Consultant; and (c) any Director.  No Employee, Consultant, Director or Participant will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

5.2                               Actual Participation.  The Board will determine, within the limits set forth below, those Employees, Directors or Consultants to whom it will grant Awards.  Each Employee, Director or Consultant selected by the Board to receive an Award will become a Participant in the Plan upon execution of an Award Agreement.

Article 6.                                            Stock Options

6.1                               Grant of Options.  Subject to the terms and provisions of the Plan, the Board may grant Options to any Employee, Director or Consultant, in the number, and upon the terms, and at any time and from time to time, as the Board determines and sets forth in an Award Agreement.

6.2                               Award Agreement.  Each Option grant will be evidenced by an Award Agreement that specifies the duration of the Option, the number of Shares to which the Option pertains, the manner, time, and rate of exercise and/or vesting of the Option, and such other provisions as the Board determines.

6.3                               Exercise Price.  Each Option grant and Award Agreement will specify the Exercise Price for each Share subject to an Option, which must be greater than or equal to (and not less than) the Fair Market Value of a Share on the date the Option is granted.

6.4                               Duration of Options.  Each Option will expire at the time determined by the Board at the time of grant and specified in the Award Agreement, but no later than the tenth anniversary of the date of its grant.

6.5                               Exercise of Options.  Options will become vested and exercisable at such times and be subject to such restrictions and conditions as the Board in each instance approves and sets forth in each Award Agreement. In addition, notwithstanding anything to the contrary contained in an Award Agreement, following the completion of a sale of the Company’s Shares pursuant to a Public Offering, Options that are vested in accordance with the terms of such Award Agreement, whether they vest prior to or after the completion of such a Public Offering, will be exercisable following the completion of such a Public Offering.

6.6                               Payment.  The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment of the Exercise Price for the Shares as to which the Option is exercised and any withholding tax relating to the exercise of the Option.

The Exercise Price and any related withholding taxes will be payable to the Company in full: (i) in United States dollars, in cash or by personal check payable to the order of the

Company; (ii) if permitted in the governing Award Agreement, with Shares owned by the Participant for at least six months (or, with the prior consent of the Committee, which consent may be refused for any reason, with Shares owned by the Participant for less than six months) with a Fair Market Value equal to the Exercise Price and any related withholding taxes being duly endorsed for transfer to the Company free and clear of any encumbrance; (iii) by surrendering to the Company vested and exercisable Options with an aggregate value equal to the Exercise Price and any related withholding taxes (the aggregate value of any surrendered Options being the spread between the aggregate Exercise Price of the surrendered Options and the aggregate Fair Market Value of the Shares underlying the surrendered Options); or (iv) any combination of cash, personal check, Shares and/or vested and exercisable Options meeting the requirements of (i) through (iii) above.

6.7                               Restrictions on Share Transferability.  The Board may impose such restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to the Shares.

6.8                               Stockholders Agreement.  The Participant will be required to enter into a Stockholders Agreement with respect to any Shares acquired through exercise of an Option as a condition of such exercise, and the Participant and all such Shares will be subject to terms and provisions of the Stockholders Agreement, which may impose such restrictions, limitations and obligations on the Participant as is deemed necessary or advisable.

6.9                               Termination of Service.  Each Award Agreement will set forth the extent to which the Participant has the right to exercise the Option after his or her termination of Service.  These terms will be determined by the Board in its sole discretion and may reflect, among other things, distinctions based on the reasons for termination of Service.

6.10                        Nontransferability of Options.  Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.  The Board may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Board deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

Article 7.                                            Purchase and Sales Rights

7.1                               Company’s Redemption Right.  Any and all of a Participant’s vested and unexercised Options granted in an Award will be converted into the Redemption Value (i) upon the Participant’s termination of Service for any reason or (ii) upon the Company’s exercise of the right (a “Redemption Right”), exercisable at such times and under such circumstances as a Participant’s Award Agreement specifies, to convert such options.  The Redemption Value for such vested and unexercised Options will be reflected in the Participant’s Distribution Account.

7.2                               Company’s Call Right.  The Company may exercise one or more repurchase options with respect to a Participant’s Owned Shares in accordance with the terms of the Stockholders Agreement.

7.3                               Commencement of Participants’ Distributions.  Unless otherwise provided in any Award Agreement, and subject to the conditions of Section 7.4, distribution of a Participant’s Distribution Account will commence to a Participant as soon as reasonably practicable after the later of (i) 60 days after the Settlement Date, or (ii) the second anniversary of the Plan’s Effective Date.

7.4                               Form and Amount of Distribution.  The amount in the Participant’s Distribution Account will be distributed to the Participant in cash, in one of the following methods, as determined by the Board: (i) in a lump sum payment; (ii) in installment payments over a period not to exceed five years; or (iii) over such longer period as may be required under the terms of the Company’s credit facilities then in effect.

(a)                                 Distribution Account.  Where distribution of a Participant’s Distribution Account is made in installment payments, interest will be credited to the amount in the Participant’s Distribution Account at the Base Rate.  Such interest will accrue beginning on the Settlement Date and will be credited to the Distribution Account quarterly.

(b)                                 Participant’s Death.  If a Participant dies before complete distribution of his or her Distribution Account, the remaining amount in such Distribution Account will be distributed to the Participant’s Designated Beneficiary over the same period as distributions were being made to the Participant.

(c)                                  Change in Control.  If a Change in Control occurs before complete distribution of his or her Distribution Account, the remaining amount in such Distribution Account will be distributed to the Participant upon consummation of such Change in Control.

Notwithstanding the foregoing, if payment of the Distribution Account is in installments, the Company may, in its sole discretion, at any time during the installment period, distribute the remaining amount of a Participant’s Distribution Account in a single lump sum cash payment.

7.5                               Drag-Along Rights.  Upon a Change in Control at any time after the Effective Date, the Company will have the right (the “Drag-Along Right”), but not the obligation, to cause each Participant to (i) exercise any vested and unexercised Options, and (ii) tender for purchase any or all Owned Shares (including any Shares acquired pursuant to clause (i) of this sentence), in the same proportion, for the same consideration, at the same price and on the same terms and conditions as apply to the beneficial owners of the Company’s outstanding voting stock.  The Drag-Along Right will apply to the Participant’s vested Options and Owned Shares in the same proportion as the ratio of the vested and unexercised Options, Owned Shares and Common Stock of the beneficial owners of the Company’s outstanding voting stock proposed to be transferred bears to the total number of shares held by the beneficial owners of the Company’s outstanding voting stock.

If the Company elects to exercise the Drag-Along Right, it will notify each Participant in writing (the “Drag-Along Notice”).  Such Drag-Along Notice will set forth the name and address of the proposed purchaser, the proposed amount and form of consideration and other terms and conditions of transfer offered by the proposed purchaser, the aggregate number of Owned Shares proposed to be purchased by such purchaser, and a calculation of the purchase price applicable to the Participant.  Upon the receipt of a Drag-Along Notice, the Participant will be obligated to transfer the Shares free and clear of any encumbrances to the proposed purchaser on the terms and for the price set forth in the Drag-Along Notice.

7.6                               Change in Control.

(a)                                 Upon a Change in Control, each holder of vested and exercisable Options to acquire Shares will be given an opportunity to exercise such Options in connection with the Change in Control and participate in such transaction as a holder of such Shares.

(b)                                 If the Change in Control is structured as a (i) merger or consolidation, the Participant will waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of shares, each Participant will agree to sell all of his or her Owned Shares and vested and exercisable Options on the terms and conditions approved by the Board and comparable to the terms applicable to the beneficial owners of the Company’s outstanding voting stock.  All Participants will take all actions the Board considers necessary or desirable in connection with the consummation of the Change in Control.

7.7                               Nontransferability.  The Company will not be required (i) to transfer on its books any Shares that have been sold or transferred, or (ii) to treat as owner of such Shares, to accord the right to vote, if any, or to pay dividends to any transferee to whom such Shares have been transferred, in violation of the Plan, the Award Agreement, or the Stockholders Agreement.  Any transferee must consent in writing to being bound by all of the terms and conditions of the Plan and any Award Agreement.

7.8                               Legend.  Each certificate evidencing Owned Shares and each certificate issued in exchange for or upon the transfer of any Owned Shares before a Public Offering will be stamped or otherwise imprinted with such legend as the Board requires.

7.9                               Expiration of this Article.  The provisions of this Article 7, except for the Company’s obligation to distribute Participants’ Distribution Accounts, will terminate upon the completion of a sale of the Company’s Shares pursuant to a Public Offering.

7.10                        Code Section 409A.  Notwithstanding any other provision of this Plan, all payments to the Participant, including, without limitation, distributions from a Participant’s Distribution Account pursuant to this Article 7, will be made in accordance with the requirements of Code Section 409A.

Article 8.                                            Breach of Restrictive Covenants

An Award Agreement will provide that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches the confidentiality, non-competition or nonsolicitation of customers, suppliers, licensees, licensors or other business relations provisions of the Award Agreement, whether during or after termination of Service, the Participant will forfeit:

(a)                                 any and all Awards granted or transferred to him or her under the Plan, including Awards that have become vested and exercisable;

(b)                                 the profit the Participant has realized on the exercise of any Options, which is the difference between (i) the Exercise Price of the Options the Participant exercised after terminating Service and within the six month period immediately preceding the Participant’s termination of Service and (ii) the applicable Fair Market Value of the Shares purchased under such Options; and

(c)                                  any and all rights to receive any remaining installment payments due to the Participant from his or her Distribution Account, pursuant to Section 7.4.

Article 9.                                            Rights of Participants

Nothing in the Plan will interfere with or limit in any way the right of any Company Party to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of any Company Party.

Article 10.                                     Amendment, Modification and Termination

10.1                        The Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part.  Subject to the terms and conditions of the Plan, the Board may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).  Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially and adversely alter or impair any rights or obligations under any Award already granted under the Plan.

10.2                        Adjustment of Awards Upon the Occurrence of Certain Events.

(a)                                 Equity Restructurings.  If the outstanding Shares are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company through a non-reciprocal transaction, such as a reorganization, distribution or other similar transaction, between the Company and its stockholders that causes the per Share fair value underlying an Award to change, a proportionate adjustment will be made to the number or kind of Shares or other securities allocated to Awards that have been granted prior to any such change.  Any such adjustment in an outstanding Option will be made without change in the aggregate Exercise Price applicable to the unexercised portion of such Option but with a corresponding adjustment in the Exercise Price for each Share or other security covered by such Option.

(b)                                 Reciprocal Transactions.  The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the Exercise Price of any outstanding Option, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the Shares resulting from any reciprocal transaction, such as a merger or other similar transaction.

(c)                                  Certain Unusual or Nonrecurring Events.  In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards.

(d)                                 Fractional Shares and Notice. Fractional Shares resulting from any adjustment in Awards pursuant to this Section 10.2 may be settled in cash or otherwise as the Board determines.  The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

Article 11.                                     Withholding

11.1                        Tax Withholding.  The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares) sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.

11.2                        Share Withholding.  With respect to withholding required upon the exercise of Options, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the minimum withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value, determined as of (i) the last day of the calendar month ending on or immediately preceding the date the Participant recognizes taxable income on the Award, or (ii) the end of the Company’s most recently concluded Fiscal Year, whichever date produces the lower Fair Market Value figure, equal to the minimum amount of withholding tax required to be collected on the transaction.  The Participant may elect to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

Article 12.                                     Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s shares, or a merger, consolidation, or otherwise.

Article 13.                                     Legal Construction

13.1                        Number.  Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

13.2                        Severability.  If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

13.3                        Requirements of Law.  The granting of Awards and the issuance of Shares and/or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

13.4                        Securities Law Compliance.  As to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule.  To the extent any provision of the Plan or action by the Board fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

13.5                        Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company.  The Board may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

13.6                        Awards to Foreign Nationals and Employees Outside the United States.  To the extent the Board deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Plan, the Board may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules that would require the application of the law of any other jurisdiction.

13.7                        Governing Law.  To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of laws principles that would require the application of the law of any other jurisdiction.